UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 24, 2012

QLT Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 101, Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed, Suzanne Cadden, the former Senior Vice President, Development of QLT Inc. (the “Company”), left the Company on October 23, 2012. In connection with the termination of her employment, Ms. Cadden entered into a letter agreement with the Company confirming the Company’s obligation to pay Ms. Cadden a lump-sum severance payment of CAD $530,799.89 pursuant to the terms of the Change of Control Agreement, dated September 15, 2011, between the Company and Ms. Cadden. The lump-sum severance payment amount is the equivalent of 18 months base salary and the expected contributions to Ms. Cadden’s registered retirement savings plan (“RRSP”) for the 18-month period following her termination date.

In addition, Ms. Cadden is entitled to receive her pro-rated bonus under the cash incentive compensation plan for the 2012 calendar year in the amount of CAD $138,913.78, a pro-rated contribution to her RRSP for the 2012 calendar year, health benefits for one month and an amount equal to 10% of Ms. Cadden’s base salary for 17 months (or CAD $48,308.33) as compensation for health related benefits coverage, relocation expenses and up to CAD $5,000 in outplacement services. Ms. Cadden’s receipt of the benefits under the letter agreement is subject to her execution of a release of all claims against the Company, which she executed on October 24, 2012.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description

10.66	Letter Agreement between the Company and Suzanne Cadden dated October 24, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QLT INC.

By:	/s/ Sukhi Jagpal
Name:	Sukhi Jagpal
Title:	Interim Chief Financial Officer

Date: October 29, 2012